Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Corporation:

We consent to the use of our reports dated February 22, 2016, with respect to the consolidated financial statements of Macquarie Infrastructure Corporation and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 22, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Macquarie Infrastructure Corporation acquired Bayonne Energy Center during 2015, and management excluded from its assessment of the effectiveness of Macquarie Infrastructure Corporation’s internal control over financial reporting as of December 31, 2015, Bayonne Energy Center’s internal control over financial reporting associated with approximately 10% of total assets and approximately 5% of total revenues included in the consolidated financial statements of Macquarie Infrastructure Corporation as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Macquarie Infrastructure Corporation also excluded an evaluation of the internal control over financial reporting of Bayonne Energy Center.

/s/ KPMG LLP

Dallas, Texas
April 5, 2016